Exhibit 99.1

 New York Community Bancorp, Inc. Declares a $0.20 Per Share Dividend

   WESTBURY, N.Y.--(BUSINESS WIRE)--July 24, 2002--New York Community Bancorp, Inc. (Nasdaq: NYCB) today announced that its Board of Directors has declared a quarterly cash dividend of $0.20 per share, payable on August 15, 2002 to shareholders of record as of August 5, 2002.
   Earlier this month, the Company reported a 210.9% year-over-year increase in its second quarter 2002 earnings to $58.1 million, generating a 2.34% return on average assets and a 20.67% return on average stockholders' equity. On a diluted per share basis, the Company's earnings rose 83.9% to $0.57 in the current second quarter from $0.31 in the year-earlier three months.
   New York Community Bancorp, Inc. is the $10.2 billion holding company for New York Community Bank and the ninth largest thrift in the nation, based on market capitalization at June 30, 2002. The Bank currently serves its customers through a network of 109 banking offices in New York City, Long Island, Westchester County, and New Jersey, and operates through six divisions: Queens County Savings Bank, Richmond County Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, and South Jersey Bank. In addition to operating the largest supermarket banking franchise in the metro New York region, with 54 in-store branches, the Bank is the largest producer of multi-family mortgage loans for portfolio in New York City. Additional information about the Company and its financial performance is available at www.myNYCB.com.

    CONTACT: New York Community Bancorp, Inc.
             Investor Relations
             Ilene A. Angarola, 516/683-4420